Exhibit 99.1

Contact: Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 396-4828

ALEXANDRIA REAL ESTATE EQUITIES, INC.
ANNOUNCES REDEMPTION OF
9.50% SERIES A PREFERRED STOCK

PASADENA, CA. - June 1, 2004 - Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today that it will redeem all 1,543,500 of its outstanding shares of 9.50% Series A Cumulative Redeemable Preferred Stock (NYSE: ARE PrA) (CUSIP 015271208) on July 7, 2004. The preferred stock will be redeemed at a redemption price of $25.00 per share, plus $0.5409722 per share representing accumulated and unpaid dividends to the redemption date.

The notice of redemption will be mailed to record holders of the shares of the Series A Preferred Stock on or about June 7, 2004. Questions regarding the redemption of the Series A Preferred Stock should be directed to the redemption agent, American Stock Transfer and Trust Company, at 59 Maiden Lane, New York, New York 10038, Attention: Geraldine Zarbo or by telephone at (212) 936-5100.

Alexandria Real Estate Equities, Inc. is a publicly traded real estate investment trust focused principally on the ownership, operation, management, acquisition, expansion and selective redevelopment and development of properties containing office/laboratory space. Such properties are designed and improved for lease primarily to pharmaceutical, biotechnology, life science product and service companies, not-for-profit scientific research institutions, universities and related government agencies. Alexandria's portfolio currently consists of 94 properties comprising approximately 5.9 million square feet of office/laboratory space.

This press release contains forward-looking statements within the meaning of the federal securities laws. The Company's actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in the Company's Form 10-K Annual Report and other periodic reports filed with the Securities and Exchange Commission.